Exhibit 1

TIMELINE OF LIBERATION INVESTMENTS’ INVOLVEMENT WITH BALLY TOTAL FITNESS HOLDING CORPORATION

Date:	Event:	Relevant Filings:
April 29, 2004	• Liberation Investments (together with certain of its affiliates, “Liberation”) began to purchase shares of Bally Total Fitness Holding Corporation (“Bally”) stock.	Schedule 13D filed 6/8/04

May 2004

•      Liberation accumulated in excess of 5% of Bally’s outstanding stock.

•      Liberation initiated contact with Bally Chief Executive Officer Mr. Paul Toback and a Bally director.

•      Liberation notified Bally on May 28, 2004 that it would make specific governance proposals as part of a proxy contest.

Schedule 13D filed 6/8/04

June 8, 2004

•      Liberation reported in a public filing that it believed “that sound corporate governance practices will impose a level of management and board accountability necessary to help insure that a good performance record is established and maintained, thereby increasing shareholder value.”

Schedule 13D filed 6/8/04

June 21, 2004

•      Liberation filed a preliminary proxy statement advocating that shareholders adopt the following precatory proposals:

1.      Removal of Bally’s “poison pill”;

2.      Declassification of Bally’s Board and

3.      Separation of Bally’s Chairman and CEO positions.

Preliminary Proxy Statement filed 6/21/04

June 23, 2004	• Bally filed a preliminary proxy statement recommending that shareholders vote against Liberation’s governance proposals and another shareholder’s proposal to declassify the Board	Preliminary Proxy Statement filed 6/23/04

Date:	Event:	Relevant Filings:
July 12, 2004	• Settlement between Liberation and Bally announced, pursuant to which Liberation agreed to abandon its proxy contest and Bally agreed to redeem its “poison pill.”	Form 8-K filed 7/12/04

August 9, 2004

•      Bally announced that it would not timely file its quarterly report and current financial results on Form 10-Q and that its bank lenders had granted it an extension to September 30, 2004 to make the filing.

Form 8-K filed 8/10/04

August 26, 2004	• Liberation delivered a letter to Bally’s CEO expressing concern regarding Bally’s delayed reporting of its financial results.	Schedule 13D/A filed 8/27/04

August 27, 2004

•      Bally filed a current report on Form 8-K describing a newly approved increased pay package for its CEO, coming before its financial results were released and less than a month after Bally missed its Securities and Exchange Commission (“SEC”) filing deadline.

Form 8-K filed 8/27/04

August 30, 2004

•      Liberation submitted a letter to Bally’s Board expressing concern about the timing of the new, increased pay package for Bally’s CEO and requesting that the effectiveness of the increased pay package be suspended until updated financial results were reported.

Schedule 13D/A filed 9/1/04

August 2004	• Liberation initiated more active engagement in discussions with outside directors.	Not applicable

September 10, 2004

•      Liberation delivered a letter to Bally’s Board suggesting the following value-enhancing measures for their consideration:

1.      More transparent reporting to shareholders (in light of delayed 10-Q filing);

2.      Refinancing of existing securitization facility;

3.      Sale of non-core assets;

4.      New equity infusion by investment group and

5.      Proactive Board role in aligning the interests of management and shareholder.

Schedule 13D/A filed 9/13/04

Date:	Event:	Relevant Filings:
September 21, 2004	• Bally announced that it engaged J.P. Morgan to refinance its debt.	Form 8-K filed 10/5/04

September 24, 2004	• Bally announced that its bank lenders had further extended the deadline for Bally to report its financial results from September 30, 2004 to November 1, 2004.	Form 8-K filed 9/24/04

October 14, 2004	• Bally entered into a new term loan facility.	Form 8-K filed 10/20/04

November 1, 2004	• Bally announced that it would seek a waiver of the requirements under its financial reporting covenant from holders of its bonds in connection with its delayed reporting of its financial results.	Form 8-K filed 11/5/04

November 15, 2004

•      Bally announced its decision to restate its financial results for 2000-2004 and re-audit its financials from 2002 onward with a new accounting firm, further delaying the release of its financial results until July of 2005.

Form 8-K filed 11/16/05

December 2, 2004	• Bally increased the bondholder consent fee and extended to December 7, 2004 the deadline for bondholder consent to the proposed financial reporting covenant waiver.	Form 8-K filed 12/3/04

December 7, 2004	• Bally completed its consent solicitation, choosing to extend until July 31, 2005 Bally’s deadline under its bonds to file its financial results.	Form 8-K filed 12/9/04

December 13, 2004

•      Liberation filed a report on Schedule 13D disclosing a 9.2% ownership position in Bally’s stock, reiterating its view that Bally’s Chairman and CEO positions should be separated, and expressing the need for a shareholder representative to be appointed to Bally’s Board.

Schedule 13D/A filed 12/13/05

December 17, 2004	• Bally announced the appointment, without a shareholder vote, of Eric Langshur to its Board.	Form 8-K filed 12/17/04

Date:	Event:	Relevant Filings:
February 3, 2005	• Bally announced that it retained the Blackstone Group to advise it on turnaround strategies, including the potential sale of certain of its non-core assets.	Bally Press Release 2/3/05

March 8, 2005	• Bally granted 370,000 shares of restricted stock and 470,000 options to members of its senior management team. Current financial statements were still not filed at the time.	Forms 4 filed 3/10/05 By Bassewitz, Reynolds, Fanelli, Wildman, Toback, Adams, Morgan

March 10, 2005

•      Bally adopted an Inducement Plan, without shareholder approval, to grant equity awards to new employees.

•      Bally’s stated rationale for adopting the Inducement Plan was that there were insufficient shares remaining under its existing Incentive Plan to compensate new employees.

Form 8-K filed 3/14/05

April 21, 2005	• Liberation met with management, members of Bally’s Board and its financial advisor to highlight potential transactions and discuss the market’s perception of Bally’s governance and management.	Schedule 13D/A filed 4/26/05

April 26, 2005	• Liberation filed an amended report on Schedule 13D disclosing that it owned slightly less than 10% of Bally’s stock.	Schedule 13D/A filed 4/26/05

May 6, 2005	• Liberation filed an amended report on Schedule 13D disclosing that it owned approximately 12.2% of Bally’s stock.	Schedule 13D/A filed 5/6/05

May 11, 2005	• Bally announced that its Crunch Fitness unit, a non-core asset, was for sale.	Bally Press Release 5/11/05

May 17, 2005

•      Bally appointed, without a shareholder vote, the following two directors to its Board:

1.      Marilyn Seymann, a corporate governance consultant and

2.      David Wilhelm, a political advisor and venture capitalist.

Form 8-K filed 5/17/05

May 20, 2005	• Bally announced the resignation of David Wilhelm from its Board.	Form 8-K filed 5/20/05

Date:	Event:	Relevant Filings:
July 13, 2005

•      Bally announced that it would not file its financial results by the previously arranged deadline of the end of July and initiated a solicitation to obtain a waiver of its financial reporting covenant from bondholders, seeking an extension to October 31, 2005.

Form 8-K filed 7/13/05

July 18, 2005

•      Liberation delivered a letter to Bally’s Board expressing disappointment that the Company missed its self-imposed financial reporting deadline, and called for the replacement of Bally’s CEO.

•      Liberation maintained in its letter that Mr. Toback had, at that time, been CEO or Chief Operating Officer of Bally for 4 years and that, in its view, it was time for him to be held accountable for Bally’s performance.

•      In the same letter, Liberation also requested that Emanuel Pearlman be appointed to Bally’s Board.

Schedule 13D/A filed 7/19/05

July 20, 2005	• Bally’s independent directors responded to Liberation with a letter affirming their support for the CEO and attacking Emanuel Pearlman.	Bally Press Release 7/20/05

July 21, 2005

•      Liberation issued a letter to Bally’s independent directors in which it responded to Bally’s attacks, urged that a search for a new CEO be undertaken, and encouraged the appointment of Emanuel Pearlman to Bally’s Board.

Schedule 13D/A filed 7/22/05

July 25, 2005	• Bally’s independent directors responded with another letter in which they reiterated their support for the CEO.	Bally Press Release 7/25/05

July 27, 2005	• Bally extended to July 28, 2005 the deadline for bondholders to consent to a proposed financial reporting covenant waiver.	Form 8-K filed 7/27/05

July 29, 2005	• Bally extended to July 29, 2005 the deadline for bondholders to consent to a proposed financial reporting covenant waiver.	Form 8-K filed 7/29/05

Date:	Event:	Relevant Filings:
August 1, 2005

•      Bally announced that it missed its financial reporting deadline without obtaining the requisite bondholder waivers.

•      Bally extended to August 5, 2005 the deadline for bondholders to consent to a proposed financial reporting covenant waiver.

Form 8-K filed 8/1/05

August 11, 2005	• Bally extended to August 12, 2005 the deadline for bondholders to consent to a proposed financial reporting covenant waiver.	Form 8-K filed 8/8/05

August 12, 2005

•      Independent director Marilyn Seymann resigned from Bally’s Board after less than 3 months of service.

•      Bally received an extension to August 31, 2005 of a cross-default deadline from its bank lenders.

•      Bally extended to August 18, 2005 the deadline for bondholders to consent to a proposed financial reporting covenant waiver.

Form 8-K filed 8/15/05

August 19, 2005	• Bally extended to August 25, 2005 the deadline for bondholders to consent to a proposed financial reporting covenant waiver.	Form 8-K filed 8/19/05

August 25, 2005	• Bally announced settlement with bondholders to extend financial reporting deadline to November 30, 2005.	Form 8-K filed 8/26/05

August 26, 2005	• Long-serving independent director Stephen Swid resigned from Bally’s Board.	Form 8-K filed 8/26/05

September 6, 2005

•      Pardus European Special Opportunities Master Fund, L.P. (together with certain of its affiliates, “Pardus”) filed its first report on Schedule 13D, indicating that it owned approximately 6.4% of Bally’s stock.

Schedule 13D filed 9/6/05

September 16, 2005	• Liberation filed a §211 lawsuit under Delaware law seeking to compel Bally to hold an annual meeting and elect directors.	Schedule 13D/A filed 9/19/05

Date:	Event:	Relevant Filings:
September 19, 2005

•      Bally announced that it had entered into an agreement to sell certain non-core assets, that it expected to file financial results by the November 30, 2005 deadline, and that it intended to hold its annual meeting in mid- to late-January 2006.

Form 8-K filed 9/20/05

October 6, 2005

•      Liberation settled its lawsuit with Bally on the following terms:

1.      Bally agreed to set its annual meeting for January 26, 2006 and

2.      Bally agreed that its CFO would file a sworn affidavit with the court confirming that the financial results would be filed by November 30, 2005.

Schedule 13D/A filed 10/11/05

October 17, 2005	• Pardus informed Bally that it would nominate directors to serve on Bally’s Board.	Schedule 13D/A filed 10/17/05

October 18, 2005

•      Bally adopted a “poison pill” the day after Pardus announced that it would present a slate of directors to serve on Bally’s Board.

•      One provision (the “Management Protection Provision”) contained in the “poison pill” purports to prevent one or more stockholders collectively holding in excess of 15% of Bally’s stock from, among other things, acting in concert to run a proxy contest.

•      Liberation believes that the Management Protection Provision is illegal and has brought a legal challenge to it (see December 11, 2005 below).

Form 8-K filed 10/18/05

October 2005

•      Liberation conducted discussions with Bally and certain members of its Board during which it requested the removal of the Management Protection Provision contained in the Pill.

•      Bally has not complied with this request.

Not applicable

October 31, 2005

•      Pursuant to §220 of the Delaware General Corporation Law, Liberation delivered a letter (the “Demand Letter”) to Bally demanding the right to inspect certain Bally records in order to determine, among other things, the propriety of Bally’s adoption of a “poison pill” and the independence of its directors.

•      Liberation disclosed that it was weighing the possibility of initiating a proxy contest.

Schedule 13D/A filed 10/31/05

Date:	Event:	Relevant Filings:
November 10, 2005

•      In Liberation’s view, Bally did not comply with the §220 Demand Letter.

•      Liberation filed a complaint requesting an expedited trial concerning its §220 inspection of books and records demand.

•      The court granted Liberation’s request, setting a trial for December 2, 2005.

Schedule 13D/A filed 11/14/05

November 11, 2005

•      Following the publication of press accounts indicating that Bally may have been privately negotiating a strategic transaction, Liberation delivered a letter to Bally’s Board calling for a transparent auction process for the sale of the Company or a minority stake in it in order to maximize the price paid to shareholders.

Schedule 13D/A filed 11/14/05

November 14, 2005	• Mark J. Wattles and Wattles Capital Management, LLC filed a report on Schedule 13D disclosing an ownership position of approximately 10% in Bally’s stock.	Schedule 13D filed 11/14/05

November 21, 2005	• Liberation provided notice to Bally of its intention to bring shareholder proposals before the annual meeting empowering shareholders to remove Bally’s CEO.	Schedule 13D/A filed 11/22/05

November 29, 2005	• Bally granted 515,000 shares of restricted stock and 229,000 options to current members of senior management, its second major equity grant to management in 2005.	Forms 4 filed 3/10/05 By Landeck, Toback, McDonald, Bassewitz, Fanelli, Morgan, Reynolds, Wildman, Adams

November 30, 2005	• Bally filed restated financial results from 2000 through 2004, along with financial results for the first 3 quarters of 2005.	Form 10-K filed 11/30/05; Forms 10-Q filed on 11/30/05

December 1, 2005

•      Bally held an earnings conference call in which the CEO emphasized management’s ownership of Bally’s stock, commenting, “And believe me, we are shareholders. I own two percent of the Company; management owns seven percent of the Company.”

Schedule 13D/A filed 12/23/05

Date:	Event:	Relevant Filings:
December 2, 2005

•      The day after the earnings conference call emphasizing management ownership, senior management sold over 1 million shares of Bally stock.

•      This management sell-off continued through the month, totaling in excess of 1.3 million shares of Bally stock.

•      The stock closed at $6.76 on 12/2/05, a 12.4% decline from the prior day close of $7.72.

Schedule 13D/A filed 12/23/05

December 5, 2005

•      Bally initiated Delaware and federal lawsuits intended, among other things, to have Liberation’s shareholder proposals declared invalid and alleging that Liberation’s preliminary proxy statement failed to disclose certain information.

•      Bally sought a temporary restraining order, which it later withdrew to seek a preliminary injunction instead, to prevent Liberation from seeking a shareholder vote on its proposals.

•      Bally announced that it would include 2 of Pardus’ 3 director nominees on its slate.

•      Bally appointed, without a shareholder vote, Steven Rogers and Adam Metz to its Board as independent directors.

Form 8-K filed 12/6/05; Form 8-K filed 12/7/05

December 6, 2005	• Delaware court issued an order compelling Bally to comply with Liberation’s §220 Demand Letter. • Pardus and Bally filed preliminary proxy statements.	Schedule 13D/A filed 12/7/05

December 7, 2005

•      Liberation submitted a letter to Bally’s Board requesting an explanation of the substantial equity grants made to management on November 29, 2005 and calling for re-institution of lapsed restrictions on restricted stock awards made by Bally, including restricted stock awards made to Emanuel Pearlman.

Schedule 13D/A filed 12/7/05

December 8, 2005	• Liberation filed a preliminary proxy statement listing all 4 director nominees and each proposal expected to be presented by Bally, Pardus, and Liberation.	PREC14A filed 12/8/05

Date:	Event:	Relevant Filings:
December 11, 2005

•      Liberation filed a lawsuit in Delaware court alleging that Bally’s Board breached its fiduciary duties by adopting the Management Protection Provision contained in the “poison pill” and seeking to enjoin use of the Management Protection Provision against Bally’s shareholders.

Schedule 13D/A filed 12/14/05

December 14, 2005	• Liberation amended its proxy statement to disclose certain allegations made by Bally and Liberation’s responses to such allegations.	PRRN14A filed 12/14/05

December 15, 2005	• Bally filed on Form 8-K an investor presentation used in pitches to existing shareholders during one-on-one meetings in New York.	Form 8-K filed 12/15/05

December 19, 2005	• Bally extended the deadline for the sale of its Crunch Fitness unit from December 31, 2005 to January 17, 2006.	Form 8-K filed 12/22/05

December 20, 2005

•      Bally amended a quarterly report on Form 10-Q to reduce its reported “cash collections from membership revenue” from a substantial gain for the third quarter of 2005 as against the third quarter of 2004 to a loss for that period.

•      This amended filing was made after the significant management sell-off of shares that began on December 2, 2005.

Amended 10-Q filed 12/20/05

Date:	Event:	Relevant Filings:
December 22, 2005

•      Liberation submitted a letter to Bally’s Board expressing its concern about the propriety of recent stock sales by the CEO and members of senior management.

•      In this letter, Liberation requested that Bally’s Board:

1.      Immediately separate the CEO and Chairman positions and

2.      Authorize Steven Rogers and Adam Metz, recently appointed independent directors, to investigate management stock sales and the veracity and timeliness of Bally’s recent public filings.

•      Court dismissed as moot Bally’s preliminary injunction motion brought in an action by Bally to prevent Liberation from presenting its shareholder proposals at Bally’s annual meeting.

Schedule 13D/A filed 12/23/05

December 23, 2005

•      Bally issued a press release announcing that it may seek a determination that its “poison pill” has been triggered.

•      This press release was issued the day immediately following a court decision denying Bally’s preliminary injunction motion, which was meant to block Liberation’s shareholder proposal.

•      Liberation delivered a letter to Bally’s Board:

1.      Denouncing Bally’s announcement concerning its “poison pill” as an “abuse of the corporate machinery to protect” the CEO and

2.      Disclosing Bally’s earlier affirmation to the Delaware courts that its “poison pill” would not be triggered as a result of a shareholder group suggesting a candidate to serve on a slate of directors being proposed by another shareholder group.

DEFA14A filed 12/23/05; Schedule 13D/A filed 12/27/05

December 27, 2005	• Bally and Pardus filed definitive proxy statements.	DEFC14A filed 12/27/05; DEF 14A filed 12/27/05

Date:	Event:	Relevant Filings:

December 28, 2005

•      In accordance with the requirements of the SEC, Liberation amended its proxy statement to, among other things, include only those director nominees who provided written confirmation to it that they would serve on Bally’s Board if elected.

•      Liberation did not receive permission to name Eric Langshur, one of Bally’s director nominees, in its proxy materials.

PRRN14A filed 12/28/05

December 30, 2005	• Liberation filed its definitive proxy statement.	DEFC14A filed 12/30/05